Exhibit 3.7

	Filed in the Office of Secretary of State State Of Nevada	Business Number
E21638682022-8
Filing Number
20244306574
FRANCISCO V. AGUILAR		Filed On
Secretary of State		9/4/2024 11:38:00 AM
401 North Carson Street		Number of Pages
Carson City, Nevada 89701-4201		3
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation
NRS 78.1955, 78.1955(6)
☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☒ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity:

Asset Entities Inc.

	Entity or Nevada Business Identification Number (NVID):	E21638682022-8

2. Effective date and time:	For Certificate of Designation or	Date:	Time:
Amendment to Designation Only
	(Optional):	(must not be later than 90 days after the certificate is filed)

3. Class or series of	The class or series of stock being designated within this filing:
stock: (Certificate of
Designation only)

4. Information for	The original class or series of stock being amended within this filing:
amendment of class	Series A Convertible Preferred Stock
or series of stock:

5. Amendment of	☐	Certificate of Amendment to Designation- Before Issuance of Class or Series
class or series of		As of the date of this certificate no shares of the class or series of stock have been issued.
stock:	☒	Certificate of Amendment to Designation- After Issuance of Class or Series
The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.

6. Resolution:	By resolution of the board of directors pursuant to a provision in the articles of incorporation this
Certificate of Designation	certificate establishes OR amends the following regarding the voting powers, designations,
and Amendment to	preferences, limitations, restrictions and relative rights of the following class or series of stock.*
Designation only)	See Exhibit A attached hereto.

7. Withdrawal:	Designation being	Date of
	Withdrawn:	Designation:

No shares of the class or series of stock being withdrawn are outstanding.

The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *

8. Signature: (Required)	☒	/s/ Arshia Sarkhani	Date:	09/04/2024
Signature of Officer

*	Attach additional page(s) if necessary	Page 1 of 1
This form must be accompanied by appropriate fees.		Revised: 8/1/2023

EXHIBIT A

The initial paragraph of Section 4 of the Certificate of Designation is amended and restated in its entirety as follows:

4. Conversion. At any time after the Initial Issuance Date, each Preferred Share shall be convertible into validly issued, fully paid and non-assessable shares of Class B Common Stock, on the terms and conditions set forth in this Section 4. The Company shall not issue any fraction of a share of Class B Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Class B Common Stock, the Company shall round such fraction of a share of Class B Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent (as defined below)) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Preferred Shares.

The initial sentence of Section 4(d) of the Certificate of Designation is amended and restated in its entirety as follows:

(d) Limitation on Beneficial Ownership; Exchange Cap. The Company shall not effect the conversion of any of the Preferred Shares held by a Holder, and such Holder shall not have the right to convert any of the Preferred Shares held by such Holder pursuant to the terms and conditions of this Certificate of Designation and any such conversion, to the extent that after giving effect to such conversion, such Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Class B Common Stock outstanding immediately after giving effect to such conversion, and such shares in excess of the Maximum Percentage shall be held in abeyance, and not issued to the Holder until the date the Company is notified by the Holder from time to time that its ownership is less than the Maximum Percentage, with such excess shares being issued within two (2) Business Days following each such notification, at the applicable Conversion Price, upon the Holder’s compliance with all required procedures that would otherwise apply pursuant to this Section 4.

The ninth sentence of Section 4(d) of the Certificate of Designation is amended and restated in its entirety as follows:

In the event that the issuance of shares of Class B Common Stock to a Holder upon conversion of such Preferred Shares results in such Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Class B Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be held in abeyance, and not issued to the Holder until the date the Company is notified by the Holder from time to time that its ownership is less than the Maximum Percentage, with such Excess Shares being issued within two (2) Business Days following each such notification, at the applicable Conversion Price, upon the Holder’s compliance with all required procedures that would otherwise apply pursuant to this Section 4.